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                                                                    EXHIBIT 99.1

CENTURY ALUMINUM ANNOUNCES PRICING OF PUBLIC OFFERING OF COMMON STOCK

         April 7, 2004, Monterey, CA - Century Aluminum Company (NASDAQ: CENX) has priced the approximately $230 million public offering of 9,500,000 shares of its common stock at a price to the public of $24.50 per share. Century will offer 9,000,000 shares and Century's pension plans will offer 500,000 shares. Century has granted the underwriters an option to purchase up to an additional 950,000 shares of common stock to cover any over-allotments. Century expects to receive proceeds of approximately $209 million, net of underwriting discounts and commissions and assuming the underwriters' over-allotment option is not exercised. Century will not receive proceeds from the sale of shares by the pension plans. The transaction is expected to close on April 14, 2004, subject to customary closing conditions.

         Credit Suisse First Boston and Morgan Stanley are the joint book-running managers for the offering and Bear, Stearns & Co. Inc. and J.P. Morgan Securities Inc. are acting as co-managers. Copies of the final prospectus supplement relating to the offering may be obtained from:

         Credit Suisse First Boston, Prospectus Department
         One Madison Avenue
         New York, New York 10010
         (212) 325-2580

         Morgan Stanley, Prospectus Department
         1585 Broadway
         New York, New York 10036
         (212) 761-6775

         The shares are being offered under a shelf registration statement previously filed with and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell nor the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sales would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

         Century is a leading North American producer of primary aluminum.

         Century's press releases may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The company cautions that such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties. Actual results may vary.

Editorial Contact: A. T. Posti  831 642-9364